UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14-A
(Rule 14a-101)
INFORMATION REQUIRED
IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

TIVO CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

In connection with TiVo Corporation’s Annual Meeting of Stockholders to be held on April 26, 2017, TiVo Corporation (“TiVo” or the “Company”) is communicating the below information to its stockholders commencing April 13, 2017.

At our 2017 Annual Meeting of Stockholders to be held on April 26, 2017, our stockholders will cast an advisory vote regarding certain stock transfer and ownership restrictions (the “Transfer Restrictions”) in our Amended and Restated Certificate of Incorporation as disclosed in Proposal 5 of our proxy statement filed with the Securities and Exchange Commission on March 14, 2017.

In connection with this advisory vote, we are providing the following information to assist our stockholders in understanding the vote and to facilitate prompt voting:

•
On April 9, 2017, the Board fixed the outside expiration date of the Transfer Restrictions as the end of the “three-year period” (as that term is defined by Section 382(i)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)) following the effective date of the Transfer Restrictions, and has determined that such date will not be extended without stockholder approval.

•	The Board would like to clarify that this outside expiration date means the end of the day on September 7, 2019, three years from the effective date of the Transfer Restrictions (September 7, 2016).

The Transfer Restrictions are designed to allow the Company to preserve the tax benefits afforded by its large net operating loss carryforward tax assets (“NOLs”). The NOLs amount was $1.2 billion as of December 31, 2016. We urge you to vote “FOR” Proposal 5.